CIRO E. ADAMS, CPA, LLC
Client service, first and foremost.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Alpha Investment Inc.
Columbus, OH 43235-4678

We consent to the incorporation by reference in the Registration Statement on Form S-8 [File #333-218866] of our report dated August 5, 2022, relating to the consolidated financial statements of Alpha Investment Inc., appearing in this Annual Report on Form 10-K of Alpha Investment Inc., for the years ended December 31, 2021 and 2020. Our report contains an explanatory paragraph regarding Alpha Investment Inc.'s ability to continue as a going concern.

Ciro E. Adams, CPA, LLC

Wilmington, DE 19806-1004

August 5, 2022